Exhibit 4.12

[*] THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

MASTER SERVICE AGREEMENT

This Master Service Agreement (this “Agreement”) is made as of December 10, 2013 (the “Effective Date”) by and between Ventiv Commercial Services, LLC with an office located at 500 Atrium Drive, Somerset, NJ 08873 (“inVentiv”) and Theratechnologies Inc., a Canadian corporation with offices located at 2310 Alfred-Nobel Blvd., Montreal, Quebec, Canada H4S2B4 (“Client”). Client and inVentiv may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A. inVentiv and its Affiliates (as defined herein) offer a wide range of services and offerings to clients in the pharmaceutical and biotechnology arena.

B. Client hereby engages inVentiv, and inVentiv hereby accepts such engagement, to provide various types of services pursuant to the terms hereof and each separate project agreement in the form attached hereto as Exhibit A (each a “Project Agreement”) to be executed by the Parties. Client and inVentiv shall enter into a Project Agreement for each program they wish to be governed by the terms and conditions of this Agreement.

1.	Interpretation and Construction

(a) The Parties desire for the terms and conditions set forth in this Agreement to govern the relationship between the Parties. Unless otherwise specifically set forth in a Project Agreement, in the event of a conflict or inconsistency between the terms and conditions set forth in this Agreement and the terms and conditions set forth in a Project Agreement, the terms and conditions set forth in this Agreement shall take precedence, govern and control.

(b) The Parties hereby acknowledge that the terms set forth in this Agreement shall be incorporated by reference into each Project Agreement, as if fully set forth at length therein.

(c) The Parties acknowledge that in addition to inVentiv, certain of inVentiv’s Affiliates may provide certain services to Client and may directly enter into a Project Agreement with Client, subject to Client’s prior written consent, pursuant to which such inVentiv Affiliate shall provide certain services to Client, as set forth in detail in said executed Project Agreement. In such event, the Project Agreement shall confirm that this Agreement shall govern the relationship between Client and the particular inVentiv Affiliate, and such parties agree to be bound by the terms set forth herein. Client agrees that inVentiv acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of any inVentiv Affiliate under any circumstances in connection with any Project Agreement that is not signed by inVentiv. Further, each inVentiv Affiliate acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts and/or omissions of inVentiv or any other inVentiv Affiliate under any circumstances in connection with this Agreement or any Project Agreement that is not signed by that inVentiv Affiliate. As set forth above, the term Affiliate means, with respect to any entity, any other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such entity. As used in this definition, the term “control” (including “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, as trustee, by contract or otherwise. The parties presently anticipate the participation of the inVentiv Affiliates set forth on Exhibit B.

2.	The Services

(a) Client shall retain inVentiv to provide services as set forth in one or more Project Agreements (hereinafter the “Services”).

(b) Client has no obligation to inVentiv for Services under this Agreement in the absence of an executed Project Agreement covering such Services.

(c) Each Project Agreement shall allocate responsibility for project management and quality assurance activities necessary to perform the Services. inVentiv will provide regular updates as to the progress of the Services at a frequency and in a manner designated by the Parties in the Project Agreement.

3.	Representations and Warranties of the Parties

(a) inVentiv represents, warrants and covenants that:

(i) during the term of this Agreement and any Project Agreement, it shall perform the Services in a professional, workmanlike manner and in accordance with those specifications which inVentiv and Client agree to (in writing), any timelines agreed upon (in writing);

(ii) during the term of this Agreement and any Project Agreement, it shall maintain in full force and effect all necessary licenses, permits, approvals (or waivers) and authorizations required by law, and where applicable, standard operating procedures, processes and protocols to carry out its obligations under this Agreement and any Project Agreement;

(iii) the execution, delivery and performance of this Agreement by inVentiv and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of inVentiv, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of inVentiv or any contract, other form of agreement, or judgment or order to which inVentiv is a party or by which it is bound;

(iv) during the term of this Agreement and any Project Agreement, the personnel assigned to perform Services rendered under this Agreement and any Project Agreement shall be capable professionally, duly trained and qualified to perform the Services hereunder and in each Project Agreement;

(v) it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and any Project Agreement and that during the term of this Agreement and any Project Agreement, it will not enter into any agreement to provide services which would in any way prevent it from performing the Services under this Agreement and any Project Agreement; and

(vi) during the term of this Agreement and any Project Agreement, the Services shall be provided in compliance with all statutes, federal and state applicable laws, ordinances, rules or regulations of any governmental or regulatory authority including (but not limited to) the OIG Compliance Program Guidance for Pharmaceutical Manufacturers, the PhRMA Code on Interactions with Healthcare Professionals, the Accreditation Council for Continuing Medical Education requirements for continuing medical education, the American Medical Association Ethical Guidelines on Gifts to Physicians from Industry, the Federal Food, Drug and Cosmetic Act (“FDCA”), the Medicare/Medicaid anti-kickback statute, the Prescription Drug Marketing Act (“PDMA”), the Health Insurance Portability and Accountability Act, and similar state laws, rules and regulations (collectively, “Applicable Law”).

(b) Client represents, warrants and covenants that:

(i) the execution, delivery and performance of this Agreement by Client and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; this Agreement constitutes the legal, valid, and binding obligation of Client, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Client or any contract, other form of agreement, or judgment or order to which Client is a party or by which it is bound;

(ii) Client shall apply the degree of skill and care necessary to provide inVentiv with the information and materials necessary for inVentiv to provide the Services and deliverables that will be of high quality, proper and sufficient for the purpose contemplated, and in accordance with the standards of care and diligence regularly practiced by pharmaceutical companies contracting to receive the same or similar services.

(iii) Client will act in good faith to provide inVentiv with the necessary materials, information, product knowledge, and assistance required to enable inVentiv to perform the Services in compliance with all Applicable Law. Client obligations and responsibilities unique to a specific Project Agreement shall be specified within that Project Agreement. ;

(iv) Client shall ensure all content (product or otherwise), materials, documentation and information provided by it to inVentiv are in compliance with all Applicable Laws. Should Client desire to not abide by any guidance, code or protocols as those referred to under Section 3(a)(vi) that are deemed best practices in the pharmaceutical industry to the extent they do not have the force of law, then inVentiv shall not be required to use or implement the resulting materials, documentation or information;

(v) Client shall provide inVentiv with any and all knowledge necessary regarding the Client product(s) to allow inVentiv to carry out training with those who will be providing the Services under any of the Project Agreements and Client shall be responsible for all costs and expenses of such training, including inVentiv personnel travel, lodging, meals, and miscellaneous;

(vi) Client’s products shall be promoted under trademarks owned by or licensed to Client and are products which are either owned by Client and/or as to which Client has all lawful authority necessary to market and sell the products. Client represents and warrants that its trademarks, trade names and trade dress do not infringe on any intellectual property or product marketing rights of any other person or entity. Client further represents and warrants that the promotion of any Client product by inVentiv does not infringe on any intellectual property or product marketing rights of any other person or entity;

(v) it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and any Project Agreement and that during the term of this Agreement and any Project Agreement, it will not enter into any agreement which would in any way prevent or restrict inVentiv from performing the Services under this Agreement; and

(vi) it is solely responsible for reviewing and approving Client’s product promotional materials and literature and for ensuring all such materials comply with Applicable Law; and

(vii) Client shall notify inVentiv in the event it is subject to or becomes subject to a Federally Mandated Corporate Integrity Agreement (“CIA”) or other compliance obligations which require inVentiv to provide Client with data, training, analysis, oversight or certifications that are not contemplated by the Services described herein. In such event, the Parties shall mutually agree on an appropriate allocation of costs and expenses associated with inVentiv’s provision of such CIA related data, training, analysis, oversight or certifications not included in the scope of Services provided under this Agreement or any related Project Agreement.

4.	Independent Contractors; inVentiv Personnel

(a) inVentiv and its directors, officers, employees and any persons providing services under the Agreement and any Project Agreement are at all times independent contractors with respect to Client. Persons provided by inVentiv to perform Services shall not be deemed employees of Client. Neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between inVentiv, its directors, officers, employees and any persons providing Services under the Agreement and Client. Client understands that inVentiv may utilize independent contractors in connection with its performance of the Services.

(b) inVentiv is, and at all times shall remain, solely responsible for the human resource and performance management functions of all inVentiv personnel provided to perform the Services. inVentiv shall be solely responsible and liable for all disciplinary, probationary and termination actions taken by it, and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, agents and contractors (individually, a “inVentiv Employee” and collectively, “inVentiv Employees”).

(c) inVentiv shall obtain and maintain worker’s compensation insurance and other insurances required for inVentiv Employees performing the Services and acknowledges that Client does not, and shall not obtain or maintain such insurances, all of which shall be inVentiv’s sole responsibility.

(d) Except as otherwise set out in this Agreement or in a Project Agreement, Client shall have no responsibility to inVentiv or any inVentiv Employee for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related or withholding taxes, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and workers compensation contributions or benefits) that may be imposed upon or be related to the performance by inVentiv or its employees, agents or contractors of the obligations under this Agreement or any Project Agreement, all of which shall be the sole responsibility of inVentiv. To clarify, Client will not withhold any income tax or payroll tax of any kind on behalf of inVentiv.

(e) Any request by Client for removal of a inVentiv employee assigned to provide Service(s) shall be made in writing, supported by the Client’s reasons for requesting the removal and documentation of the inVentiv staff member’s actions and/or behavior that support the request. All employment decisions regarding an inVentiv employee shall be made solely and exclusively by inVentiv and is subject to compliance at all times with inVentiv’s human resource policies and procedures.

5.	inVentiv Compensation

(a) In consideration of the performance of the Services, Client shall pay inVentiv the fees (collectively, the “Fees”) as set forth in each Project Agreement. The Fees shall not exceed those set forth in a Project Agreement and any increase related to those Fees shall be approved in writing by Client prior to invoicing same. In addition, Client shall not be obligated to pay for Services or expenses not covered by a Project Agreement. inVentiv shall bill Client as set forth in each Project Agreement and invoices shall be sent by inVentiv to Client on a monthly basis for the Fees for Services. All such invoices shall be accompanied with such documentation substantiating the Fees set forth on such invoices as Client may reasonable require and in such details as Client may reasonable require.

(b) In addition to the Fees set forth in a Project Agreement, certain necessary and reasonable expenses will be charged to Client on a pass-through basis. These expenses will be billed to Client at actual cost incurred by inVentiv. Pass-through costs specific to a particular Service shall be set forth in the Project Agreement.

(c) Payments are due upon Client’s receipt of each applicable invoice from inVentiv. If an invoice is not paid within [*] of Client’s receipt, inVentiv reserves the right to impose a finance charge of [*] on all amounts not paid when due.

(d) In the event Client will be issuing purchase orders for payment of inVentiv invoices, Client shall issue such purchase orders in a timely manner in accordance with the terms and conditions set forth herein. The Parties understand and agree that all terms and conditions set forth in a purchase order are null and void, it being understood and agreed that this Agreement provides the terms and conditions governing the relationship between the Parties.

6.	Confidentiality

(a) During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”). The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”

(b) Confidential Information means any information, unknown to the general public, which is disclosed or created by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information includes, without limitation, the terms set forth in this Agreement, technical, trade secret, commercial and financial information about either Party’s (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) products, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how), (vi) pricing and financial information, and (vii) in the case of inVentiv, the names and contact information (i.e. phone number, address and e-mail address) of the inVentiv Employees. The Receiving Party shall neither use nor disclose Confidential Information received from the Disclosing Party for any purpose other than as specifically allowed by this Agreement.

(c) Upon the expiration or termination of this Agreement and receipt of Disclosing Party’s written request, Receiving Party, at its option, shall promptly either (a) return to the Disclosing Party all tangible forms of Confidential Information in its possession, including any and all copies and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information, or (b) destroy Confidential Information in its possession and deliver to Disclosing Party a certification that such destruction has occurred; provided however, that Receiving Party may retain a copy of any information, including Confidential Information, that the Receiving Party reasonably believes is required to comply with Applicable Law. The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without prior consent of an officer of the Disclosing Party. The obligations set forth in this Section 6, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and the Project Agreement and will continue for a period of [*] from the date of such expiration or termination.

(d) The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; and (iv) solely with respect to the specific relevant process, order or request, Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order. inVentiv acknowledges and agrees that Client shall not be in breach of this Agreement and any Project Agreement if the Agreement and any Project Agreement are filed with Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission on a non-confidential basis for the purposes of complying with its continuous disclosure obligations under securities regulation; provided, however, that Client shall provide inVentiv with reasonable notice of the required disclosure and shall consider in good faith any redactions proposed by inVentiv.

7.	Restrictions on Solicitation

(a) Neither Party may solicit the employees or independent contractors of the other Party , whom they become aware of through the Services provided by inVentiv in a Project Agreement , to become employees of, or consultants to, the other Party during the Term of this Agreement and any Project Agreement and for a [*] following the termination of both this Agreement and any Project Agreement. The provisions of this Section 7 shall not apply with respect to either Party’s employees or independent contractors who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a Party’s general vacancy announcement or advertisement.

(b) Client agrees during the Term of this Agreement and for [*] thereafter not: (i) to provide any contact information (including name, address, phone number or e-mail address) of any inVentiv Employee to any third party which provides or proposes to provide Client with the same services being provided by inVentiv pursuant to a Project Agreement, or (ii) to assist actively in any other way such a third party in employing or retaining such inVentiv Employee.

(c) Client shall pay to inVentiv or cause the third party to pay to inVentiv, as the case may be, [*] for each inVentiv Employee so employed or retained as liquidated damages for breach of Sections 7(a) and 7(b).

8.	Indemnification

(a) inVentiv shall indemnify and hold Client, its officers, directors, agents and employees harmless from and defend them against any and all third party liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorneys’ fees (collectively, “Losses”) which are caused by: (i) any negligent acts or omissions by or the willful misconduct of inVentiv, its agents, directors, officers, or employees, and (ii) any material breach of this Agreement or any Project Agreement by inVentiv, its agents, directors, officers or employees.

(b) Client shall indemnify and hold inVentiv, its officers, directors, agents, and employees harmless from and defend against any and all Losses which are caused by: (i) any negligent acts or omissions by or the willful misconduct of Client, its agents, directors, officers or employees, (ii) any material breach of this Agreement or any Project Agreement by Client, its agents, directors, officers or employees, (iii) any product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim, and (iv) any intellectual property infringement claims relating to any trademarks owned by or licensed to Client.

(c) In case any action, proceeding or claim shall be brought against one of the Parties hereto (an “Indemnified Party”) based upon any of the above claims and in respect of which indemnity may be sought against the other Party hereto (the “Indemnifying Party”) such Indemnified Party shall promptly notify the Indemnifying Party in writing. The failure by an Indemnified Party to notify the Indemnifying Party of such Claim shall not relieve the Indemnifying Party of responsibility under this Section, except to the extent such failure adversely prejudices the ability of the Indemnifying Party to defend such claim. The Indemnifying Party at its expense, with counsel of its own choice, shall defend against, negotiate, settle or otherwise deal with any such claim, provided that the Indemnifying Party shall not enter into any settlement or compromise of any claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party without the Indemnified Party’s prior written consent. The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claims. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of any claim, the Indemnified Party shall have the right to control the defense or settlement of such claim with counsel of its choosing.

(d) Client shall reimburse inVentiv for all reasonable actual out-of-pocket expenses incurred by inVentiv in connection with responses to subpoenas and other similar legal orders issued to inVentiv in respect to Client’s product or the Services performed under this Agreement and the applicable Project Agreement. However, Client shall have no obligation to reimburse inVentiv for any such expenses (and to the extent paid by Client to inVentiv, shall be repaid by inVentiv to Client) arising out of, in connection with or otherwise relating to actions or omissions of inVentiv or its employees, agents, officers, directors and/or Affiliates that violate this Agreement or Applicable Law.

9.	Limitation of Liability

Neither Party shall be liable to the other Party with respect to any subject matter of this Agreement or any Project Agreement under any contract, tort, negligence, strict liability, breach of warranty (express or implied) or other theory for any indirect, incidental, special, punitive, exemplary or consequential damages, nor for any loss of revenues or loss of profits, even if advised of the possibility of such damages. The foregoing limitation shall not apply to the parties indemnification obligations set forth in Section 8 above. In addition, the total liability of inVentiv to Client for direct damages resulting from the performance of the services set forth in this Agreement and in any one or more Project Agreements between the Parties shall be limited to [*] giving rise to the claim(s) during the [*] immediately preceding the event giving rise to the claim(s). Notwithstanding the foregoing, inVentiv’s total liability to Client for direct damages shall be unlimited if it is based upon, arises out of, or is in connection with, any willful misconduct or gross negligence of inVentiv or any of its Affiliates and their respective agents, directors, officers and employees.

10.	Intellectual Property; Ownership

(a) Except as set forth in Sections 10(b) below, all documents, materials, reports and deliverables provided by inVentiv to Client pursuant hereto whether or not patentable, copyrightable, or susceptible to any other form of legal protection which are made, conceived, reduced to practice or authored by inVentiv, or inVentiv’s employees, representatives or agents (if any) as a result of the performance of Services, or which are derived from use or possession of Client’s Confidential Information (collectively, the “Deliverables”) shall be the sole and exclusive property of Client. Each Deliverable constituting an original work shall be considered a work made for hire under applicable copyright laws. Subject to Section 10(b) below, inVentiv hereby assigns and agrees to assign to Client all right, title and interest in all worldwide intellectual property rights in the Deliverables, including without limitation, patents, copyrights, and trade secrets.

(b) Notwithstanding anything to the contrary set forth herein, to the extent any Deliverable or work made for hire include inVentiv’s concepts, ideas, models, know-how, software, methodologies, technology, techniques, procedures, management tools, workshops, manuals, macros, data files, inventions, and other intellectual capital and property that inVentiv has developed, created or acquired prior to, in the course of, or independent of performing Services under this Agreement (the “inVentiv Materials”), inVentiv shall retain exclusive ownership in such inVentiv Materials. inVentiv hereby grants Client a non-exclusive, royalty-free right and license, for it to use the inVentiv Materials solely in connection with its use of the Deliverables created by inVentiv in connection with the Services.

11.	Term

The Agreement shall be in effect as of the Effective Date and shall remain in effect until the third anniversary of the Effective Date (the “Term”) or until such later date as may be set forth in a Project Agreement (it being understood that this Agreement will not terminate in the event the term set forth in a Project Agreement is longer than the term set forth herein). The Parties may extend this Agreement for additional periods of one year each (each an “Additional Term”) by mutual written agreement not less than [*] prior to the end of the then current term.

12.	Termination

(a) This Agreement and any Project Agreement may be terminated by inVentiv or Client upon giving written notice as follows:

(i) by inVentiv, if any undisputed payment to inVentiv by Client is not made when due and such payment is not made within [*] from the date of written notice from inVentiv to Client of such nonpayment;

(ii) by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within [*] of receipt of written notice from the non-breaching Party of such breach (provided that, during the [*] cure period for termination due to breach, each Party will continue to perform its obligations under the Agreement);

(iii) by either Party, in the event the other Party is either debarred from federal contracting or is a “Sanctioned Entity”. For purposes hereof, a Sanctioned Entity is an entity that:

(A) Is currently under indictment or prosecution for, or has been convicted (as defined in 42 C.F.R. § 1001.2) of: (1) any offense related to the delivery of an item or service under the Medicare or Medicaid programs or any program funded under Title V or Title XX of the Social Security Act (the Maternal and Child Health Services Program or the Block grants to States for Social Services programs, respectively), (2) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service, (3) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service, (4) obstructing an investigation of any crime referred to in (1) through (3) above, or (5) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance; or

(B) Has been required to pay any civil monetary penalty regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program, or is currently the subject of any investigation or proceeding which may result in such payment; or

(C) Has been excluded from participation in the Medicare, Medicaid, or Maternal and Child Health Services (Title V) program, or any program funded under the Block Grants to States for Social Services (Title II) program; or

(iv) by either Party, in the event that the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within [*] of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets;

(v) by either Party, at any time, upon [*] prior written notice; provided, however, that each Project Agreement may set forth specific consequences of termination, which may include an appropriate wind down process and termination fees due.

(b) Upon the effective date of such termination, the parties shall have no further obligation to each other (other than those set forth in Sections 4, 6, 7, 8, 9, 10 and 13), except that Client shall pay the amounts set forth or provided for in any Project Agreement through the actual date of termination.

13.	Venue and Jurisdiction

This Agreement shall be construed according to the laws of the State of New Jersey (without reference to any principles regarding conflicts of law) and any action brought by either inVentiv or Client in connection with this Agreement shall be brought in the state or federal courts located in the State of New Jersey.

14.	Miscellaneous

(a) Each Party undertakes to maintain appropriate insurance in commercially reasonable amounts with financially capable carriers. In addition, Client shall carry product liability insurance in the amount of at least [*]. Client’s indemnity shall not be capped by its insurance limits. Each Party shall name the other Party as an additional insured on all liability insurance coverage as their interests may appear. In addition, upon written request, each Party will provide the other with evidence of coverage complying with this Section. The Parties understand and agree that additional insurance requirements may be set forth in the Project Agreements.

(b) Neither inVentiv nor Client may assign or transfer this Agreement or any Project Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent; provided, however, that either inVentiv or Client may assign or transfer its rights, duties and obligations as part of an acquisition or purchase of inVentiv or Client, without the prior written consent of the other Party when: (i) such assignment is to a successor-in-interest to all or substantially all of the ownerships interest or business assets of such Party whether in a merger, sale of stock, sale of assets or other similar transaction; and (ii) the successor is a financially capable business entity. Any permitted successor or assignee of this Agreement and the rights and/or obligations hereunder, will be in writing (satisfactory in form and substance) to the other Party, expressly assume this Agreement and any existing Project Agreement and the rights and obligations hereunder. If such a writing is not received, any proposed assignment or transfer need not be recognized and shall be null and void.

(c) This Agreement supersedes all prior arrangements and understandings between Parties related to the subject matter hereof.

(d) Except for Client’s payment obligations, noncompliance with the obligations of this Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, shortage of materials, failure of public utilities or common carriers, and any other similar causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.

(e) If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both Parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

(f) This Agreement, together with each applicable Project Agreement (including any attachments or exhibits hereunder or thereunder), contains all of the terms and conditions of the agreement between the Parties and constitutes the complete understanding of the Parties with respect thereto. No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other Party and specifically described as an amendment or extension of this Agreement.

(g) The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by Applicable Law, in which event the other Party shall endeavor to give the other Party reasonable advance notice and review of any such disclosure. Notwithstanding the above, either Party may, in connection with its general marketing materials and without the consent of the other Party, list the name of the other Party in a non-descriptive fashion, in a list of the names of other similarly situated third parties that such Party does business with.

(h) This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

(i) Any notices required or permitted under this Agreement shall be given in person or sent by first class, certified mail to:

To Client: Theratechnologies Inc. Address: 2310 Alfred-Nobel Blvd Montreal, Quebec, Canada H4S 2B4	To inVentiv: Ventiv Commercial Services, LLC Address: 500 Atrium Drive Somerset, NJ 08873, USA

Attention: [*] Fax: [*]	Attention: [*] Fax: [*]

Copy To: Theratechnologies Inc. 2310 Alfred-Nobel Blvd Montreal, Quebec, Canada H4S 2B4 Attention : [*] Fax: [*]	Copy To: inVentiv Health, Inc. 500 Atrium Drive Somerset, NJ 08873 USA Attn: [*] Fax: [*]

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one Party to the other.

(j) Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

(k) Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement or each Project Agreement.

WHEREFORE, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

THERATECHNOLOGIES INC.		VENTIV COMMERCIAL SERVICES, LLC

By:	(signed) Luc Tanguay	By:	(signed) Michael P. Ryan
Title: President and CEO		Title: CFO

Exhibit A

FORM OF PROJECT AGREEMENT

This Project Agreement (the “Project Agreement”) made as of                              , 201     by and between (INSERT NAME AND ADDRESS OF CORRECT INVENTIV ENTITY) with its principal office located at                                          (“inVentiv”) and Theratechnologies Inc., a Canadian corporation with offices located at 2310 Alfred-Nobel Blvd., Montreal, Quebec, Canada H4S 2B4 (“Client”). Client and inVentiv may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A. Client and inVentiv have entered into a Master Services Agreement dated as of December 10, 2013 (the “Agreement”).

B. Client and inVentiv desire to enter into this Project Agreement (the “PA”).

2.	Interpretation and Construction

(a) The Parties confirm that the Master Service Agreement shall govern the relationship between the Parties. Unless otherwise specifically set forth herein, in the event of a conflict or inconsistency between the terms and conditions set forth in the Master Service Agreement and the terms and conditions set forth in this Project Agreement, the terms and conditions set forth in the Master Service Agreement shall take precedence, govern and control.

(b) The Parties hereby acknowledge that the terms set forth in this Master Service Agreement are incorporated herein by reference, as if fully set forth at length therein.

2.	The Services

A detailed description of the services (the “Services”) is set forth on Appendix A attached hereto.

3.	Fees

Set forth on Appendix B attached hereto is a summary of the costs and fees to be paid by Client to inVentiv for the performance of the Services.

WHEREFORE, the parties hereto have caused this Project Agreement to be executed by their duly authorized representatives.

THERATECHNOLOGIES INC.	VENTIV COMMERCIAL SERVICES, LLC

By:	By:

Title:	Title:

APPENDIX A

THE SERVICES

APPENDIX B

FEES AND COSTS

Appendix B

inVentiv Companies

Chandler Chicco Agency, LLC

Campbell Alliance Group, Inc.

inVentiv Communications, Inc.

inVentiv Health Clinical, LLC

inVentiv Patient Access Solutions, LLC

Ventiv Commercial Solutions, LLC